Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated November 19, 2021, relating to the financial statements of Genesis Growth Tech Acquisition Corp. (the "Company") as of May 26, 2021, and for the period from March 17, 2021 (inception) through May 26, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

November 19, 2021